                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-59870
PROSPECTUS

                                 133,690 SHARES

                                  EL PASO LOGO

                              EL PASO CORPORATION

                                  COMMON STOCK

     This prospectus covers the resale of shares of El Paso Corporation common stock, par value $3.00 per share by certain persons listed in this prospectus as selling stockholders. They are offering and selling up to 133,690 shares of our common stock. All net proceeds from the sale of the shares of common stock offered by this prospectus will go to the selling stockholders. We will not receive any proceeds from such sales.

     The selling stockholders may offer their shares of common stock through public or private transactions, in the over-the-counter markets, on any exchanges on which our common stock is traded at the time of sale, at prevailing market prices or at privately negotiated prices. The selling stockholders may engage brokers or dealers who may receive commissions or discounts from the selling stockholders. We will pay substantially all of the expenses incident to the registration of such shares, except for the selling commissions.

     El Paso's common stock is listed for trading on the New York Stock Exchange and the Pacific Exchange under the trading symbol "EPG." On May 8, 2001, the closing price of El Paso's common stock on the New York Stock Exchange was $65.69 per share.

     Our principal executive offices are located at the El Paso Building, 1001 Louisiana Street, Houston, Texas 77002, and our telephone number is (713) 420-2600.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" AND "CAUTIONARY
           STATEMENT REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 2.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is May 9, 2001.

                               TABLE OF CONTENTS

Risk Factors................................................    2
El Paso's Business..........................................    2
Cautionary Statement Regarding Forward-Looking Statements...    2
Use of Proceeds.............................................    3
Selling Stockholders........................................    4
Plan of Distribution........................................    5
Description of El Paso Company Stock........................    6
Where You Can Find More Information.........................    6
Legal Matters...............................................    7
Experts.....................................................    7

                                  RISK FACTORS

     Before you invest in El Paso common stock, you should read the risks, uncertainties and factors which may adversely affect El Paso that are discussed under the caption "Risk Factors and Cautionary Statement For Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995" in our Current Report on Form 8-K filed on March 23, 2001, which are incorporated by reference in this prospectus.

                               EL PASO'S BUSINESS

     El Paso is a global energy company with operations that span the wholesale energy value chain, from energy production and extraction to power generation. El Paso's principal operations include: the transportation, gathering, processing, and storage of natural gas; marketing of energy and energy-related commodities and products; generation of power; refining of petroleum; production of chemicals; development and operation of energy infrastructure facilities; exploration and production of natural gas and oil; and mining of coal.

     El Paso's principal executive offices are located at the El Paso Building, 1001 Louisiana Street, Houston, Texas 77002, and our telephone number is (713) 420-2600.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

     We have made statements in this document and in documents that we have incorporated by reference into this document that constitute forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of El Paso. These statements may relate to, but are not limited to, information or assumptions about earnings per share, capital and other expenditures, dividends, financing plans, capital structure, cash flow, pending legal proceedings and claims, including environmental matters, future economic performance, operating income, cost savings, management's plans, goals and objectives for future operations and growth and markets for the securities of El Paso. These forward-looking statements generally are accompanied by words such as "intend," "anticipate," "believe," "estimate," "expect," "should" or similar expressions. You should understand that these forward-looking statements are estimates reflecting the best judgment of senior management of El Paso, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in forward-looking statements include, among others, the following:

     - the risk that earnings may be adversely affected by fluctuating energy prices;

     - the risk that rates charged to customers may be reduced by governmental authorities;

     - the highly competitive nature of the natural gas transportation, gathering, processing and storage businesses, the oil and gas exploration and production business, the energy marketing and power generation industries, the crude oil refining and chemical production businesses and the coal mining business;

     - the risk of favorable customer contracts expiring or being renewed on less attractive terms;

     - the timing and success of our exploration and development drilling programs, which would affect production levels and reserves;

     - changes to our estimates of oil, gas and coal reserves;

     - the risk of financial losses arising out of derivative transactions;

     - risks incident to the drilling and operation of oil and gas wells;

     - risks incident to operating crude oil refineries, chemical plants and coal mines;

     - future drilling, production and development costs, including drilling rig rates;

     - the costs of environmental liabilities, regulations and litigation;

     - the impact of operational hazards;

     - the risk that required regulatory approvals for proposed pipeline, storage and power generation projects may be delayed or may only be granted on terms that are unacceptable or significantly less favorable than anticipated;

     - the risks associated with future weather conditions;

     - the risk that our telecommunications strategy may not be successful;

     - the risk that the former businesses of The Coastal Corporation may not be successfully integrated with our businesses;

     - the risk that we may not fully realize the benefits expected to result from our merger with The Coastal Corporation;

     - the impact of the loss of key employees; and

     - the risk that other firms will further expand into markets in which we operate.

     These factors are more fully described in our Current Report on Form 8-K filed March 23, 2001 and our 2000 Annual Report on Form 10-K under the heading "Risk Factors and Cautionary Statement For Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995" and are incorporated herein by reference. Other factors that could cause actual results to differ materially from estimates and projections contained in forward-looking statements are described in the other documents that we incorporated by reference into this document. In addition, we can give you no assurance that:

     - we have correctly identified and assessed all of the factors affecting our businesses;

     - the publicly available and other information with respect to these factors on which we have based our analysis is complete or correct;

     - our analysis is correct; or

     - our strategies, which are based in part on this analysis, will be successful.

     Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus, or, in the case of documents incorporated by reference, the date of those documents.

     All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholder; nor will such proceeds be available for our use or benefit.

                              SELLING STOCKHOLDERS

     This prospectus relates to the sale by certain selling stockholders from time to time of up to 133,690 shares of El Paso common stock. The certain selling stockholders acquired the shares of common stock being offered by this prospectus pursuant to certain "earn-out" rights granted to them in connection with our acquisition of EnCap Investments L.C. in March of 1999. The shares of common stock offered by the selling stockholders are included in the registration statement of which this prospectus is a part pursuant to an undertaking made in connection with the EnCap acquisition. The following table sets forth as of May 1, 2001 certain information with respect to the selling stockholders.

                                                   NUMBER OF                             NUMBER OF
                                              SHARES BENEFICIALLY     NUMBER OF     SHARES BENEFICIALLY
                                                 OWNED BEFORE          SHARES           OWNED AFTER
            SELLING STOCKHOLDER                   OFFERING(1)       BEING OFFERED       OFFERING(2)
            -------------------               -------------------   -------------   -------------------
David B. Miller.............................         81,787             30,080             51,707
Gary R. Peterson............................         68,159             30,080             38,079
D. Martin Phillips..........................         78,199             30,080             48,119
Robert L. Zorich............................         73,159             30,080             43,079
Banc One Capital Partners VIII, Ltd. .......         13,370             13,370                  0
                                                    -------            -------            -------
Total.......................................        314,674            133,690            180,984
                                                    =======            =======            =======

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(1) Less than 1%

(2) Assumes that each selling stockholder will sell all of the shares set forth above under "Number of Shares Being Offered." The selling stockholders may offer all, some or none of their shares.

     We will pay all costs and expenses incurred in connection with the registration under the Securities Act of 1933 of the shares offered hereby, including, but not limited to, all registration and filing fees, any stock exchange listing fee, printing expenses and fees and disbursements of counsel and accountants for El Paso. The selling stockholders will pay all brokerage fees and commissions, if any, incurred in connection with the sale of the shares.

                              PLAN OF DISTRIBUTION

     The shares of common stock offered by the selling stockholders may be offered and sold by means of this prospectus from time to time as market conditions permit in one or more transactions on the NYSE, PSE, in the over-the-counter market, in negotiated transactions or otherwise, or through a combination of these methods, at fixed prices, which may be changed, at prices and terms then prevailing or at prices related to the then-current market price, or at negotiated prices. These shares may be sold by one or more of the following methods, without limitation:

     - a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     - face-to-face transactions between sellers and purchasers without brokers or dealers.

In making sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. These brokers or dealers may receive commissions or discounts from selling stockholders in amounts to be negotiated.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales.

     The selling stockholders and any persons who participate in the distribution of the shares offered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by them and profit on any resale of the shares as principal may be considered underwriting discounts and commissions under the Securities Act of 1933.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a specified period prior to the commencement of such distribution and until its completion. In addition, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

                      DESCRIPTION OF EL PASO COMMON STOCK

     The authorized capital stock of El Paso consists of 750,000,000 shares of common stock and 50,000,000 shares of preferred stock. The description of our common stock is contained in our registration statement on Form 8-A, dated April 5, 2001, and the description of our preferred stock purchase rights associated with our common stock is contained in our registration statement on Form 8-A/A, dated January 29, 1999. Both of these registration statements are incorporated by reference into this prospectus. As of March 16, 2001, we had outstanding 508,892,767 shares of our common stock and 200,000 shares of our Series B Mandatorily Convertible Single Reset Preferred Stock.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allows us to omit some information included in the registration statement from this prospectus.

     In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Public Reference Room        New York Regional Office      Chicago Regional Office
Room 1024                    Suite 100                     Citicorp Center
Judiciary Plaza              7 World Trade Center          Suite 1400
450 Fifth Street, N.W.       New York, New York 10048      500 West Madison Street
Washington, D.C. 20549                                     Chicago, Illinois
                                                           60661-2511

     You may also obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet world wide website that contains reports, proxy statements and other information about issuers, including El Paso, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of The New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Exchange at 301 Pine Street, San Francisco, California 94104.

     The SEC allows us to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document.

     We incorporate by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition. Some of these filings have been amended by later filings, which are also listed.

     - Annual Report on Form 10-K, for the year ended December 31, 2000;

     - Current Reports on Form 8-K filed January 3, 2001, January 29, 2001, February 2, 2001, February 5, 2001, February 6, 2001, February 15, 2001, February 21, 2001, February 23, 2001, March 2, 2001, March 23, 2001,
       March 26, 2001, and March 29, 2001;

     - Proxy Statement for the Annual Meeting of Shareholders to be held on May 21, 2001, filed March 27, 2001; and

     - The description of our common stock contained in our registration statement on Form 8-A, dated April 5, 2001; and the description of our preferred stock purchase rights contained in our registration statement on Form 8-A/A, dated January 29, 1999.

     We also incorporate by reference additional documents that we may file with the SEC until all of the securities offered by this prospectus have been sold. These documents include periodic reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's website at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from us at the following address:

                              El Paso Corporation
                          Office of Investor Relations
                                El Paso Building
                             1001 Louisiana Street
                              Houston, Texas 77002
                         Telephone No.: (713) 420-2600

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THIS DOCUMENT OR IN OUR DOCUMENTS THAT ARE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

     IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.

     THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                                 LEGAL MATTERS

     Certain legal matters in connection with the validity of the common stock offered under this prospectus have been passed upon for us by Andrews & Kurth, L.L.P., Houston, Texas.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, incorporated by reference in this prospectus from the 2000 Annual Report on Form 10-K, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The audited supplemental combined financial statements incorporated by reference in this prospectus from the Current Report on Form 8-K dated March 23, 2001, except as they relate to El Paso CGP Company (formerly The Coastal Corporation), have been audited by PricewaterhouseCoopers

LLP, independent accountants, and, insofar as they relate to El Paso CGP Company (formerly The Coastal Corporation), by other accountants, whose report thereon appears therein. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firm as experts in auditing and accounting.

     The consolidated financial statements and related financial statement schedule of El Paso CGP Company (formerly The Coastal Corporation) incorporated in this prospectus by reference from El Paso's Current Report on Form 8-K dated March 23, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Information related to the estimated proved reserves attributable to certain oil and gas properties of subsidiaries of El Paso CGP Company as of December 31, 2000 and estimates of future net cash flows and present value of the reserves have been incorporated by reference in El Paso's Current Report on Form 8-K dated March 23, 2001, which is incorporated herein by reference, in reliance on the reserve report, dated January 29, 2001, prepared by Huddleston & Co., Inc., independent petroleum engineers.

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MAY 9, 2001

                                 133,690 SHARES

                           [EL PASO CORPORATION LOGO]

                              EL PASO CORPORATION

                                  COMMON STOCK

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                                   PROSPECTUS
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